EXHIBIT 99.1

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

C&D Technologies Receives Notice Regarding NYSE Listing

BLUE BELL, Pa., July 20, 2010 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP - News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (UPS) systems, utility and other high reliability applications, announced today that the Company received notification from the New York Stock Exchange (the “NYSE”) that the Company has fallen below the continued listing standard which requires a minimum average closing price of $1.00 per common share over thirty consecutive trading days.

Under NYSE rules, the Company has a period of six months following receipt of the notification to bring its average common share price above $1.00 per share for thirty consecutive trading days in order to avoid delisting of its common shares on the NYSE. The Company’s common stock will continue to be listed on the NYSE during this six month interim period, subject to compliance with other NYSE continued listing requirements and the NYSE’s right to reevaluate continued listing determinations. The Company plans to notify the NYSE that it intends to cure this deficiency in accordance with the NYSE rules.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the Company’s Securities and Exchange Commission filings (including without limitation the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2010, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made herein, including but not limited to the Company’s ability to achieve and maintain an average share price above $1.00 per share of its common stock at the expiration of the six month period, commencement by the NYSE of suspension and delisting procedures for failure to implement successfully a plan to correct non-compliance with the NYSE listing standards, the Company’s ability to satisfy the NYSE’s other continued listing standards, and the NYSE’s right to take more immediate listing action in the event that the Company’s stock trades at levels that are viewed as abnormally low on a sustained basis or based on other factors.